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                                  NEWS RELEASE

FOR RELEASE:                                CONTACT:
  Immediately                                 Linda A. Kelley
                                              615-373-0104
                                              Ext. 224

                 KOONCE NAMED CHAIRMAN OF UNITED CITIES' BOARD
               AND ANNOUNCES PLANS TO RETIRE AS PRESIDENT & CEO,
                  UNITED CITIES' SHAREHOLDERS ELECT DIRECTORS

     BRENTWOOD, TENN.--May 3, 1996--United Cities Gas Co., (NASDAQ:UCIT), a multistate distributor of natural and propane gas, announced today that President and Chief Executive Officer Gene C. Koonce has been elected chairman of the board and will step down from his current post as president and CEO at year-end. Koonce announced his plans to retire at the annual stockholders meeting today in Nashville, Tennessee and was subsequently elected as chairman of the board at the quarterly board meeting which followed.

     Former chairman Dwight C. Baum, who served on United Cities' board for the past 32 years, nominated Koonce for the post and will continue to serve on the board as chairman emeritus.

     "I have great confidence in the management team at United Cities and look forward to serving in my new post as chairman of the board," said Koonce. "I am also looking forward to my retirement as president and CEO, which will allow more time with my family and the opportunity to improve my golf handicap."

                                     -more-

                        [United Cities Gas Company Logo]

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     During his 18-year tenure as president and CEO, Koonce played a key role in United Cities' transformation from a small utility serving 54,000 customers to its present day customer base of over 335,000 customers in ten states. The company has seen significant growth through acquisition and is one of a handful of utilities operating under the jurisdiction of eight different public service commissions.

     Koonce reported that the board appointed a special committee, headed by board member Thomas J. Garland, to begin the search for his successor.

                  UNITED CITIES' SHAREHOLDERS ELECT DIRECTORS

     In a related announcement, United Cities announced that its shareholders elected one new board member and re-elected four other board members at the annual shareholders' meeting held today in Nashville, Tennessee.

     Shareholders elected Richard W. Cardin as a new director to United
Cities' 11-member board. Cardin, who was elected to a three-year term on the board, is a consultant and private investor since retiring in 1995 as a partner of Arthur Andersen LLP, an international firm of independent public accountants and consultants. From 1980-1994, Cardin served as office managing partner of the Nashville, Tenn., office of Arthur Andersen LLP.

     Active over the years in various civic, educational and professional organizations, Cardin previously served as chairman of Nashville's Partnership 2000 and as chairman of the board of trustees of United Way of Nashville and Middle Tennessee. He also formerly served as president of the Greater Chattanooga Area Chamber of Commerce and was on the board of trustees for Carson-Newman College. He currently serves on the board of governors for the Nashville Area Chamber of Commerce and as a member of the advisory committee to the Dean for the College of Business at The University of Tennessee.

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     Dale A. Keasling was re-elected to a two-year term on the company's board of directors and Jerry H. Ballengec, Vincent J. Lewis and Stirton Oman, Jr. were elected to three-year terms.

     Keasling was elected a director at United Cities' 1995 annual meeting of shareholders. He is president of Home Federal Bank in Knoxville, Tenn., and previously served as president of Valley Fidelity Bank and Trust Company in Knoxville from 1980-1992.

     Ballengee has served on United Cities' board of directors since October 1995 when he was appointed at the company's regular quarterly meeting. Ballengee is president and chief operating officer and a member of the board of directors of Union Camp Corporation in Wayne, NJ.

     Lewis, a director since 1986, is a senior vice president at Legg Mason Wood Walker, Inc. in Rutherford, N.J. He served as a director of Tennessee-Virginia Energy Corporation until its acquisition by United Cities in 1986.

     Oman has been a director with United Cities since 1976. He is a consultant and private investor and previously served as chairman of the board of directors of Oman Construction Company in Nashville, Tenn.

     United Cities Gas Company distributes natural and propane gas to approximately 335,000 customers in 10 states. The company is also engaged in other energy-related businesses.



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